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                                                                    Exhibit 1.2


                      SEARS CREDIT ACCOUNT MASTER TRUST II
                            MASTER TRUST CERTIFICATES
                                PRICING AGREEMENT

                              Dated: March 12, 1999

To: SRFG, Inc., as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated March 12, 1999, among the Company, Sears and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Class A Underwriters named in Schedule 1 hereto (the "Agreement") (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $500,000,000 5.65% Class A Master Trust Certificates, Series 1999-1.

Initial Principal Amount of Certificates:
         $500,000,000 Class A Master Trust Certificates, Series 1999-1

Class A Expected Final Payment Date:  March 15, 2005

Series and Class Designation of Designated Securities:
         5.65% Class A Master Trust Certificates, Series 1999-1 (the "Class A Certificates")

Series Cut-Off Date:  Last day of the Due Period ending in February 1999

Certificate Rating: Class A Certificates: Aaa by Moody's Investors Service, Inc.
                                          AAA by Standard & Poor's Ratings
                                          Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 1999-1:
         $8,587,891,392

Date of Series Supplement:  March 23, 1999

Certificate Rate: Class A Certificates: 5.65% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from March 23, 1999.

                        Class A Certificates: 98.727522%



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Initial Public Offering Price: The initial public offering price for the
Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from March 23, 1999.

                        Class A Certificates: 99.027522%

Adjustment to Underwriting Fee: On the March 23, 1999 (the "Closing Date"), in addition to the purchase of the Class A Certificates by the Underwriters named in Schedule 1 hereto, the amount specified on the Addendum hereto shall be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill") by the Company or by Merrill to the Company as set forth in the Addendum. Any such payment shall be disregarded for purposes of Section 8(d) of the Agreement.

Closing Location: Latham & Watkins
                  Sears Tower, 58th Floor
                  Chicago, Illinois 60606

Time of Delivery: 9:00 A.M., New York Time, on March 23, 1999, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, North Tower
                  New York, New York 10281-1315
                  Attention: Michael J. Mittleman
                  Facsimile: (212) 449-9015

Additional Agreements:

     Notwithstanding anything in the Agreement or in this Pricing
Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.



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     The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in
Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.


                                   Very truly yours,

                                   Merrill Lynch, Pierce,
                                   Fenner & Smith Incorporated


                                   By: /s/ Robert J. Little
                                       ---------------------------------------
                                       On behalf of each of the Underwriters


Accepted:

SRFG, INC.


By: /s/ George F. Slook
    -----------------------------

SEARS, ROEBUCK AND CO.


By: /s/ Larry R. Raymond
    -----------------------------



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                                   SCHEDULE 1

                                                                  Principal
                                                                  Amount of
                                                                   Class A
                                                                Certificates
                                                                    to be
Underwriter                                                       Purchased

Merrill Lynch, Pierce, Fenner & Smith
        Incorporated  . . . . . . . . . . . . . . . . . . . .    $100,000,000

Credit Suisse First Boston Corporation. . . . . . . . . . . .    $100,000,000

Bear, Stearns & Co. Inc.  . . . . . . . . . . . . . . . . . .    $100,000,000

Goldman, Sachs & Co. . . . . . . . . . .  . . . . . . . . . .    $100,000,000

Morgan Stanley & Co. Incorporated . . . . . . . . . . . . . .    $100,000,000
                                                                 ------------
Total                                                            $500,000,000




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                                    Addendum
                                    --------

On the Closing Date, if the Unwind Price is greater than the Reference Price, then the Company shall be obligated to make a payment to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), and if the Unwind Price is less than the Reference Price, Merrill shall be obligated to make a payment to the Company, in an amount equal to the product of (i) the difference between the Reference Price and the Unwind Price, expressed as a positive number, and (ii) the Notional Amount.

"Notional Amount" shall mean $500,000,000.

"Reference Price" shall mean 98.415625.

"Reference Yield" shall mean 5.11680%.

"Unwind Price" shall mean 98.5859375.

"Unwind Yield" shall mean 5.07700%.



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